Exhibit 21.1

LIST OF SUBSIDIARIES OF FORUM MERGER CORP.

Subsidiary	Jurisdiction
FMC Merger Subsidiary Corp.	Delaware
FMC Merger Subsidiary LLC	Delaware

LIST OF SUBSIDIARIES OF C1 INVESTMENT CORP.

Subsidiary	Jurisdiction
C1 Intermediate Corp.	Delaware
ConvergeOne Holdings Corp.	Delaware
ConvergeOne, Inc.	Minnesota
Annese & Associates, Inc.	New York
RGTS, Inc.	Delaware
RGT Utilities, Inc.	Delaware
SPS Holdco, LLC	Delaware
Strategic Products and Services, LLC	Delaware
Providea Conferencing, LLC	Delaware
SPS – Providea Limited	England and Wales